EXHIBIT 8.1

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

212-450-4000

August 10, 2005

Tekni-Plex, Inc.
260 Denton Tap Road
Coppell, TX 75019

Ladies and Gentlemen:

     We have acted as special counsel to Tekni-Plex, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 10 7/8% Senior Secured Exchange Notes Due 2012 (the “New Securities”) for any and all of its outstanding 10 7/8% Senior Secured Notes Due 2012 (the “Old Securities”). This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

     We confirm that the discussion contained under the heading “Certain U.S. Federal Income Tax Considerations” is our opinion and, subject to the conditions and limitations set forth therein, this discussion is our opinion as to certain United States federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell